EX-99.14.a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 25, 2020, relating to the financial statements and financial highlights, which appears in Delaware Floating Rate II Fund, Delaware Limited Duration Bond Fund and Delaware Strategic Income II Fund’s Annual Report on Form N-CSR for the year ended September 30, 2020. We also consent to the references to us under the headings “Service Providers” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
June 25, 2021